Exhibit 10.3

GMS INC. Equity Incentive Plan

RESTRICTED STOCK UNIT - Notice of Grant

GMS Inc. (the “Company”), a Delaware corporation, hereby grants to the Grantee set forth below (the “Grantee”) Restricted Stock Units (the “Restricted Stock Units”), pursuant to the terms and conditions of this Notice of Grant (the “Notice”), the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Award Agreement”), and the GMS Inc. Equity Incentive Plan (the “Plan”).  Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Award Agreement or, if not defined therein, in the Plan, unless the context requires otherwise.  Each Restricted Stock Unit represents the right to receive one (1) Share at the time and in the manner set forth in Section 4 of the Award Agreement.

Date of Grant:[●]

Name of Grantee:[●]

Number of
Restricted Stock Units:[●] Shares

Vesting:The Restricted Stock Units shall vest pursuant to the terms and conditions set forth in Section 3 of the Award Agreement.

Vesting

Start Date [●]

The Restricted Stock Units shall be subject to the execution and return of this Notice by the Grantee to the Company within 30 days of the date hereof (including by utilizing an electronic signature and/or web-based approval and notice process or any other process as may be authorized by the Company). By executing this Notice, the Grantee acknowledges that his or her agreement to the covenants set forth in Section 8 of the Award Agreement is a material inducement to the Company in granting this Award to the Grantee.

This Notice may be executed by facsimile or electronic means (including, without limitation, PDF) and in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Notice of Grant as of the Date of Grant set forth above.

GMS INC.

By:

Name:

Title:

GRANTEE

By:

Name: [●]

Exhibit A

GMS INC.

Equity Incentive Plan

RESTRICTED STOCK UNIT

Award Agreement

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Award Agreement”) is entered into by and among GMS Inc. (the “Company”) and the individual set forth on the signature page to that certain Notice of Grant (the “Notice”) to which this Award Agreement is attached.  The terms and conditions of the Restricted Stock Units granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, shall be as set forth in the Notice and this Award Agreement.  Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Notice or, if not defined therein, in the Plan, unless the context requires otherwise.

1.	No Right to Continued Employee Status or Consultant Service

Nothing contained in this Award Agreement shall confer upon the Grantee the right to the continuation of his or her Employee status, or, in the case of a Consultant or Director, to the continuation of his or her service arrangement, or in either case to interfere with the right of the Company or any of its Subsidiaries or other affiliates to Terminate the Grantee.

2.	Term of Restricted Stock Units

This Award Agreement shall remain in effect until the Restricted Stock Units have fully vested and been settled or been forfeited by the Grantee as provided in this Award Agreement.

3.	Vesting of Restricted Stock Units.

[Option 1: Subject to the remainder of this Section 3, the Restricted Stock Units will vest as to thirty three and one third percent (33.3%) on each anniversary of the Vesting Start Date, such that the Restricted Stock Units shall become fully (100%) vested as of the third anniversary of the Vesting Start Date, subject to the Grantee not having Terminated as of the applicable vesting date.]

[Option 2: Subject to the remainder of this Section 3, the Restricted Stock Units shall become fully (100%) vested upon first anniversary of the Vesting Start Date, subject to the Grantee not having Terminated prior to such anniversary.]

Except as otherwise provided herein, if the Grantee Terminates for any reason, the portion of the Restricted Stock Units that has not vested as of such date shall terminate upon such Termination and be deemed to have been forfeited by the Grantee without consideration.

4.	Settlement

Within thirty (30) days following the date on which any portion of the Restricted Stock Units vest pursuant to Section 3 of this Award Agreement (or Section 6 or 7 of this Award Agreement, if applicable), the Company shall deliver to the Grantee one (1) Share in settlement of each Restricted Stock Unit that becomes vested on such vesting date.

5.	Termination of Service

Except as otherwise provided herein, if the Grantee incurs a Termination for any reason, whether voluntarily or involuntarily, then the portion of the Restricted Stock Units that have not previously vested shall terminate as of the date of the Grantee’s Termination and be deemed to have been forfeited by the Grantee without consideration. If the Grantee incurs a Termination for Cause, then the Restricted Stock Units (whether or not vested) shall be forfeited and terminate immediately without consideration upon the effective date of such Termination for Cause.

6.	Retirement of the Grantee

(a)If the Grantee Terminates as a result of the Grantee’s Retirement and the Grantee agrees to be bound by the restrictive covenants set forth in Exhibit B attached hereto (the “Restrictive Covenants”), then the Grantee shall continue to vest in the portion of the Restricted Stock Units that were not vested as of the date of the Grantee’s Retirement for the [Option 1: three-year] [Option 2: one-year] period following Grantee’s Retirement as if the Grantee’s employment had not terminated, unless the Grantee violates any of the Restrictive Covenants.  If, in the sole discretion of the Company, the Grantee violates one of the Restrictive Covenants, then the Restricted Stock Units shall be immediately forfeited and cancelled as of the date of such violation.

For purposes of this Award Agreement, “Retirement” shall mean the Grantee’s termination of employment following attainment of age 63 or following attainment of age 60 plus 5 years of service, whichever is the first to occur.

For the avoidance of doubt, the Restrictive Covenants are separate and apart from, and shall be in addition to, any restrictive covenants the Grantee may be subject to pursuant to a another agreement or arrangement with the Company.

(b)If the Grantee Terminates as a result of the Grantee’s Retirement and the Grantee does not agree to be bound by the Restrictive Covenants, then the portion of the Restricted Stock Units that have not previously vested shall terminate as of the date of the Grantee’s Termination and be deemed to have been forfeited by the Grantee without consideration.

7.	Change in Control

(a)If (i) a Change in Control occurs while Grantee is employed by the Company or one of its Subsidiaries, and (ii) the Restricted Stock Units are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee, then, as of the effective date of the Change in Control, the Restricted Stock Units shall become immediately vested.

(b)If (i) a Change in Control occurs while Grantee is employed by the Company or one of its Subsidiaries, (ii) the Restricted Stock Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee, and (iii) within two (2) years after the effective date of the Change in Control, the Grantee’s employment is terminated by the Company or one of its Subsidiaries without Cause or, if applicable, the Grantee resigns for Good Reason (as defined herein), then as of Grantee’s Termination, the Restricted Stock Units shall be immediately vested.  For purposes of this Award Agreement, “Good Reason” shall have the meaning, if any, assigned such term in the employment, severance or similar agreement, if any, between the Grantee and the Company or one of its Subsidiaries, provided, however that if there is no such employment, severance or similar agreement in which “Good Reason” is defined, then “Good Reason” as used herein shall not be operative and shall not apply to the Restricted Stock Units.

8.	Prohibited Activities

(a) No Sale or Transfer. Unless otherwise required by law, the Restricted Stock Units shall not be (i) sold, transferred or otherwise disposed of, (ii) pledged or otherwise hypothecated or (iii) subject to attachment, execution or levy of any kind, other than by will or by the laws of descent or distribution; provided,  however, that any transferred Restricted Stock Units will be subject to all of the same terms and conditions as provided in the Plan and this Award Agreement and the Grantee’s estate or beneficiary appointed in accordance with the Plan will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority.

(b) Right to Terminate Restricted Stock Units and Recovery. The Grantee understands and agrees that the Company has granted the Restricted Stock Units to the Grantee to reward the Grantee for the Grantee’s future efforts and loyalty to the Company and its affiliates by giving the Grantee the opportunity to participate in the potential future appreciation of the Company.  Accordingly, if (a) the Grantee materially violates the Grantee’s obligations relating to the non-disclosure or non-use of confidential or proprietary information under any Restrictive Agreement to which the Grantee is a party, or (b) the Grantee materially breaches or violates the Grantee’s obligations relating to non-disparagement under any Restrictive Agreement to which the Grantee is a party, or (c) the Grantee engages in any activity prohibited by this Section 8 of this Award Agreement, or (d) the Grantee materially breaches or violates any non-solicitation obligations under any Restrictive Agreement to which the Grantee is a party, or (e) the Grantee breaches or violates any non-competition obligations under any Restrictive Agreement to which the Grantee is a party, or (f) the Grantee is convicted of a felony against the Company or any of its affiliates, then, in addition to any other rights and remedies available to the Company, the Company shall be entitled, at its option, exercisable by written notice, to terminate the Restricted Stock Units (including the vested portion of the Restricted Stock Units) without consideration, which shall be of no further force and effect.  “Restrictive Agreement” shall mean any agreement between the Company or any Subsidiary and the Grantee that contains non-competition, non-solicitation, non-hire, non-disparagement, or confidentiality restrictions applicable to the Grantee.

(c) Other Remedies. The Grantee specifically acknowledges and agrees that its remedies under this Section 8 shall not prevent the Company or any Subsidiary from seeking injunctive or other equitable relief in connection with the Grantee’s breach of any Restrictive Agreement.  In the event that the provisions of this Section 8 should ever be deemed to exceed the limitation provided by applicable law, then the Grantee and the Company agree that such provisions shall be reformed to set forth the maximum limitations permitted.

9.	No Rights as Stockholder

The Grantee shall have no rights as a stockholder with respect to the Shares covered by the Restricted Stock Units until the effective date of issuance of the Shares and the entry of the Grantee’s name as a shareholder of record on the books of the Company following delivery of the Shares in settlement of the Restricted Stock Units.

10.	Taxation Upon Settlement of the Restricted Stock Units; Tax Withholding; Parachute Tax Provisions

The Grantee understands that the Grantee will recognize income, for Federal, state and local income tax purposes, as applicable, in respect of the vesting and/or settlement of the Restricted Stock Units. The acceptance of the Shares by the Grantee shall constitute an agreement by the Grantee to report such income in accordance with then applicable law and to cooperate with Company and its subsidiaries in establishing the amount of such income and corresponding deduction to the Company and/or its subsidiaries for its income tax purposes.

The Grantee is responsible for all tax obligations that arise as a result of the vesting and settlement of the Restricted Stock Units. The Company may withhold from any amount payable to the Grantee an amount sufficient to cover any Federal, state or local withholding taxes which may become required with respect to such vesting and settlement or take any other action it deems necessary to satisfy any income or other tax withholding requirements as a result of the vesting and settlement of the Restricted Stock Units. The Company shall have the right to require the payment of any such taxes and require that the Grantee, or the Grantee’s beneficiary, to furnish information deemed necessary by the Company to meet any tax reporting obligation as a condition to delivery of any Shares pursuant to settlement of the Restricted Stock Units. The Grantee may pay his or her withholding tax obligation in connection with the vesting and settlement of the Restricted Stock Units, by making a cash payment to the Company.  In addition, the Committee, in its sole discretion, may allow the Grantee, to pay his or her withholding tax obligation in connection with the vesting and settlement of the Restricted Stock Units, by (x) having withheld a portion of the Shares then issuable to him or her upon settlement of the Restricted Stock Units or (z) surrendering Shares that have been held by the Grantee prior to the settlement of the Restricted Stock Units, in each case having an aggregate Fair Market Value equal to the withholding taxes.

In connection with the grant of the Restricted Stock Units, the parties wish to memorialize their agreement regarding the treatment of any potential golden parachute payments as set forth in Exhibit A attached hereto.

11.	Securities Laws

Upon the acquisition of any Shares pursuant to the settlement of the Restricted Stock Units, the Grantee will make such written representations, warranties, and agreements as the Committee may reasonably request in order to comply with securities laws or with this Award Agreement. Grantee hereby agrees not to offer, sell or otherwise attempt to dispose of any Shares issued to the Grantee upon settlement of the Restricted Stock Units in any way which would: (x) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other county) or to amend or supplement any such filing or (y) violate or cause the Company to violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, or any other Federal, state or local law, or the laws of any other country. The Company reserves the right to place restrictions on any Shares the Grantee may receive as a result of the settlement of the Restricted Stock Units.

12.	Modification, Amendment, and Termination of Restricted Stock Units

This Award Agreement may not be modified, amended, terminated and no provision hereof may be waived in whole or in part except by a written agreement signed by the Company and the Grantee and no modification shall, without the consent of the Grantee, alter to the Grantee’s material detriment or materially impair any rights of the Grantee under this Award Agreement except to the extent permitted under the Plan.

13.	Notices

Unless otherwise provided herein, any notices or other communication given or made pursuant to the Notice, this Award Agreement or the Plan shall be in writing and shall be deemed to have been duly given (i) as of the date delivered, if personally delivered (including receipted courier service) or overnight delivery service, with confirmation of receipt; (ii) on the date the delivering party receives confirmation, if delivered by facsimile to the number indicated or by email to the address indicated or through an electronic administrative system designated by the Company; (iii) one (1) business day after being sent by reputable commercial overnight delivery service courier, with confirmation of receipt; or (iv) three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company at the address below:

GMS Inc.

100 Crescent Centre Parkway, Suite 800

Tucker, Georgia 30084

Phone:  (800) 392-4619

Attention:  General Counsel

If to the Grantee, at the most recent address, facsimile number or email contained in the Company’s records.

14.	Award Agreement Subject to Plan and Applicable Law

This Award Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of the Plan is attached hereto. Any provision of this Award Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. The Plan shall control in the event there shall be any conflict between the Plan, the Notice, and this Award Agreement, and it shall control as to any matters not contained in this Award Agreement. The Committee shall have authority to make constructions of this Award Agreement, and to correct any defect or supply any omission or reconcile any inconsistency in this Award Agreement, and to prescribe rules and regulations relating to the administration of this Award and other Awards granted under the Plan.

This Award Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof, and subject to the exclusive jurisdiction of the courts therein. The Grantee hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the State of Delaware having subject matter jurisdiction in the matter.

15.	Section 409A

To the maximum extent permitted, the Restricted Stock Units and this Award Agreement shall be interpreted to be exempt from Section 409A of the Code or, if not exempt, in compliance therewith.  Nothing contained herein shall constitute any representation or warranty by the Company regarding compliance with Section 409A of the Code.  The Company shall have no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A of the Code on any Person and the Company, its Subsidiaries and affiliates, and each of their respective employees and representatives, shall have no liability to the Grantee with respect thereto.

Notwithstanding anything in this Award Agreement to the contrary, to the extent that the Restricted Stock Units constitute non-exempt deferred compensation for purposes of Section 409A of the Code, the following shall apply: (i) references herein to “Change in Control” and “termination of employment” shall mean the description or definition of “change in control event” or “separation from service”, respectively, in Section 409A of the Code and applicable regulations; and (ii) if the Restricted Stock Units become payable by reason of the Grantee’s separation from service during a period in which the Grantee is a “specified employee” (as defined in Section 409A of the Code), then the Restricted Stock Units that would otherwise be payable during the six-month period immediately following the Grantee’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Grantee’s separation from service.

16.	Headings and Capitalized Terms

Unless otherwise provided herein, capitalized terms used herein that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. Headings are for convenience only and are not deemed to be part of this Award Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Award Agreement.

17.	Severability and Reformation

If any provision of this Award Agreement shall be determined by a court of law of competent jurisdiction to be unenforceable for any reason, such unenforceability shall not affect the enforceability of any of the remaining provisions hereof; and this Award Agreement, to the fullest extent lawful, shall be reformed and construed as if such unenforceable provision, or part thereof, had never been contained herein, and such provision or part thereof shall be reformed or construed so that it would be enforceable to the maximum extent legally possible.

18.	Binding Effect

This Award Agreement shall be binding upon the parties hereto, together with their personal executors, administrator, successors, personal representatives, heirs and permitted assigns.

19.	Entire Agreement

This Award Agreement, together with the Plan, supersedes all prior written and oral agreements and understandings among the parties as to its subject matter and constitutes the entire agreement of the parties with respect to the subject matter hereof.  If there is any conflict between the Notice, this Award Agreement and the Plan, then the applicable terms of the Plan shall govern.

20.	Waiver

Waiver by any party of any breach of this Award Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right whether or not of the same or a similar nature. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

Exhibit A

PARACHUTE TAX PROVISIONS

This Exhibit A sets forth the terms and provisions applicable to the Grantee pursuant to the provisions of Section 10 of the Award Agreement.  This Exhibit A shall be subject in all respects to the terms and conditions of the Award Agreement.

(a)To the extent that the Grantee, would otherwise be eligible to receive a payment or benefit pursuant to the terms of this Award Agreement, any employment or other agreement with the Company or any Subsidiary or otherwise in connection with, or arising out of, the Grantee’s employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), that a nationally recognized United States public accounting firm selected by the Company (the “Accountants”) determines, but for this sentence would be subject to excise tax imposed by Section 4999 of the Code (the “Excise Tax”), subject to clause (c) below, then the Company shall pay to the Grantee whichever of the following two alternative forms of payment would result in the Grantee’s receipt, on an after-tax basis, of the greater amount of the Parachute Payment notwithstanding that all or some portion of the Parachute Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Parachute Payment (a “Full Payment”), or (2) payment of only a part of the Parachute Payment so that the Grantee receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

(b)If a reduction in the Parachute Payment is necessary pursuant to clause (a), then the reduction shall occur in the following order: (1) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; (2) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); and (3) cancellation of acceleration of vesting of equity awards not covered under (1) above; provided,  however, that in the event that acceleration of vesting of equity awards is to be cancelled, acceleration of vesting of full value awards shall be cancelled before acceleration of options and stock appreciation rights and within each class such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards; and provided,  further, that to the extent permitted by Code Section 409A and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Code Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, the Grantee may designate a different order of reduction.

(c)For purposes of determining whether any of the Parachute Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Total Payments (in whole or in part):  (1) do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(d)All determinations hereunder shall be made by the Accountants, which determinations shall be final and binding upon the Company and the Grantee.

(e)The federal tax returns filed by the Grantee (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accountants with respect to the Excise Tax payable by the Grantee.  The Grantee shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his or her federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment (provided that the Grantee may delete information unrelated to the Parachute Payment or Excise Tax and provided,  further that the Company at all times shall treat such returns as confidential and use such return only for purpose contemplated by this paragraph).

(f)In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Grantee shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Grantee but the Grantee shall control any other issues.  In the event that the issues are interrelated, the Grantee and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Grantee shall permit the representative of the Company to accompany the Grantee, and the Grantee and his representative shall cooperate with the Company and its representative.

(g)The Company shall be responsible for all charges of the Accountants.

(h)The Company and the Grantee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit A.

(i)Nothing in this Exhibit A is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Grantee and the repayment obligation null and void.

(j)Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Exhibit A shall be paid to the Grantee promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Grantee or where no taxes are required to be remitted, the end of the Grantee’s calendar year following the

Grantee’s calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

(k)The provisions of this Exhibit A shall survive the termination of the Grantee’s employment with the Company for any reason and the termination of the Award Agreement.

Exhibit B

RESTRICTIVE COVENANTS

This Exhibit B contains the Restrictive Covenants applicable to the Grantee if the Grantee agrees to be bound by the Restrictive Covenants as a condition to receipt of the benefits set forth in Section 6(a) of the Award Agreement.

1.Unauthorized Disclosure.  The Grantee agrees and understands that in the Grantee’s position with the Company, the Grantee has and shall be exposed to and has and shall receive information relating to the confidential affairs of the Company and its direct and indirect subsidiaries and affiliates (the “Company Group”), including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group and other forms of information considered by the Company Group to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”).  Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Grantee’s violation of this Section 1 of Exhibit B or disclosure by a third party who is known by the Grantee to owe the Company an obligation of confidentiality with respect to such information.  The Grantee agrees that at all times during the Grantee’s employment with the Company and thereafter, the Grantee shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with the Grantee’s employment with the Company, unless required by law to disclose such information, in which case the Grantee shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible.  This confidentiality covenant has no temporal, geographical or territorial restriction.  The Grantee understands and acknowledges that nothing in this section limits the Grantee’s ability to report possible violations of federal, state, or local law or regulation to any governmental agency or entity; to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies in connection with any charge or complaint, whether filed by the Grantee, on the Grantee’s behalf, or by any other individual; or to make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and the Grantee shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that the Grantee has made such reports or disclosures.  In addition, and anything herein to the contrary notwithstanding, the Grantee is hereby given notice that the Grantee shall not be criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or disclosing a trade secret (as defined by

18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2.Return of Property.  Upon termination of the Grantee’s employment with the Company, the Grantee shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Grantee during or prior to the Grantee’s employment with the Company, and any copies thereof in the Grantee’s (or reasonably capable of being reduced to the Grantee’s) possession; provided that nothing in this Award Agreement or elsewhere shall prevent the Grantee from retaining and utilizing: documents relating to the Grantee’s personal benefits, entitlements and obligations; documents relating to the Grantee’s personal tax obligations; the Grantee’s desk calendar, rolodex, and the like; and such other records and documents as may reasonably be approved by the Company. To the extent that the Grantee has electronic files or information in the Grantee’s possession or control that belong to the Company or contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to Grantee’s Termination, or at any other time the Company requests, the Grantee shall (i) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (ii) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (iii) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.

3.Non-Competition. By and in consideration of the Company’s grant of the Restricted Stock Units, and in further consideration of the Grantee’s exposure to the Confidential Information of the Company Group, the Grantee agrees that the Grantee shall not, during Grantee’s employment with the Company and for twelve (12) months following the Grantee’s Termination (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 3 of Exhibit B, so long as the Grantee does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof.  For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in which any member of the Company Group operates or markets in any business which is in material competition with the business of any member of the Company Group.  During the Restriction Period, upon request of the Company, the Grantee shall notify the Company of the Grantee’s then-current employment status.

4.Non-Solicitation of Employees.  During the Restriction Period, the Grantee shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of any member of the Company Group other than an employee (a) whose employment was involuntarily terminated by a member of the Company Group after the Grantee’s Termination and (b) who has not been an employee of the Company Group for six months or longer.  The foregoing restriction shall not apply to the placement of general advertisements or other notices of employment opportunities that are not targeted, directly or indirectly, to any current or former employee of the Company otherwise covered by the scope of such restriction so long as the Grantee is not personally involved in the recruitment or hiring of any such employee subsequent to such general advertisement or other notice.

5.Interference with Business Relationships.  During the Restriction Period (other than in connection with carrying out the Grantee’s responsibilities for the Company Group), the Grantee shall not directly or indirectly induce or solicit (or assist any Person to induce or solicit) any customer or client of any member of the Company Group to terminate its relationship or otherwise cease doing business in whole or in part with any member of the Company Group, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between any member of the Company Group and any of their customers or clients so as to cause harm to any member of the Company Group.

6.Extension of Restriction Period.  The Restriction Period shall be tolled for any period during which the Grantee is in breach of any of Sections 3, 4 or 5 of this Exhibit B.

7.Proprietary Rights.  The Grantee shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by the Grantee, either alone or in conjunction with others, during the Grantee’s employment with the Company and related to the business or activities of the Company Group (the “Developments”).  Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by a member of the Company Group, the Grantee assigns and agrees to assign all of the Grantee’s right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement.  The Grantee acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company as the Grantee’s employer.  Whenever requested to do so by the Company, the Grantee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company Group.  These obligations shall continue beyond the end of the Grantee’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Grantee while employed by the Company, and shall be binding upon the Grantee’s employers, assigns, executors, administrators and other legal representatives.  If the Company is unable for any reason, after reasonable effort, to obtain the Grantee’s signature on any document needed in connection with the actions described in this Section 7 of Exhibit B, the Grantee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Grantee’s agent and attorney in fact to act for and on the Grantee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 7 of Exhibit B with the same legal force and effect as if executed by the Grantee.

8.Remedies.  The Grantee agrees that any breach of the terms of the Restrictive Covenants contained in this Exhibit B would result in irreparable injury and damage to the Company Group for which the Company would have no adequate remedy at law; the Grantee therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Grantee and/or any and all Persons acting for and/or with the Grantee, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity.  The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Grantee.  The Grantee and the Company further agree that the provisions of the covenants contained in this Exhibit B are reasonable and necessary to protect the businesses of the Company Group because of the Grantee’s access to Confidential Information and the Grantee’s material participation in the operation of such businesses.  In the event that the Grantee willfully and materially breaches any of the covenants set forth in this Exhibit B, then in addition to any injunctive relief, the Grantee shall forfeit the unvested Restricted Stock Units in their entirety.

9.Applicable Law; Forum Selection; Consent to Jurisdiction.  The Company and the Grantee agree that, notwithstanding anything in this Award Agreement to the contrary, this Exhibit B shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia without giving effect to its conflicts of law principles.  The Grantee agrees that the exclusive forum for any action to enforce this Exhibit B, as well as any action relating to or arising out of this Exhibit B, shall be the federal and state courts of the State of Georgia.  With respect to any such court action, the Grantee hereby irrevocably submits to the personal jurisdiction of such courts.  The Company and the Grantee hereto further agree that the courts listed above are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

10.Non-Disparagement. From and after the date of grant and following the Grantee’s Termination, the Grantee agrees not to make any statement, whether direct or indirect, whether true or false, that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries, affiliates, employees, officers, directors or stockholders.  This Section 10 of Exhibit B shall not in any way limit any of the protected rights contained in the last two sentences of Section 1 of Exhibit B of this Award Agreement, or the Grantee’s ability to provide truthful testimony pursuant to a subpoena, court order or as otherwise required by law.

11.Survival. The obligations of the Grantee under this Exhibit B shall survive the termination of this Award Agreement and the Grantee’s Termination for the periods expressly designated in this Exhibit B or, if no such period is designated, for the maximum period permissible under applicable law.